Form 10KSB, Exhibit 13
period 2004-12-31
FLORIDA CHOICE BANKSHARES, INC.
filed 2005-03-22
CIK 1311482

                                                                               .
                                                                               .
                                                                               .

                                                                    Exhibit 13.1

     Financial Statements of Florida Choice Bankshares, Inc. and Subsidiary

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm.........................          F-1

Report of Independent Certified Public Accountants (Previous Auditors)..........          F-2

Consolidated Balance Sheets.....................................................          F-3

Consolidated Statements of Earnings.............................................          F-4

Consolidated Statements of Stockholders' Equity.................................          F-5

Consolidated Statements of Cash Flows...........................................          F-6

Notes to Consolidated Financial Statements......................................          F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Florida Choice Bankshares, Inc.
Mount Dora, Florida:

      We have audited the accompanying consolidated balance sheet of Florida Choice Bankshares, Inc. and Subsidiaries (the "Company") at December 31, 2004, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Orlando, Florida
February 15, 2005

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders Florida Choice Bank
Mt. Dora, Florida

      We have audited the accompanying balance sheet of Florida Choice Bank as of December 31, 2003 and the related statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      we conducted our audit in accordance with auditing standards generally accepted in the United States of America . Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statement referred to above present fairly, in all material respect, the financial position of Florida choice bank as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the united states of America.

                                                     OSBURN, HENNING AND COMPANY

Orlando ,Florida
February 10, 2004

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           AT DECEMBER 31,
                                                                    --------------------------
                                                                      2004              2003
                                                                    ---------          -------
     ASSETS

Cash and due from banks                                             $   2,816            2,901
Interest-earning deposits                                                  75              156
Federal funds sold                                                      2,146            4,146
                                                                    ---------          -------

                Cash and cash equivalents                               5,037            7,203

Securities available for sale                                           8,146           10,832
Securities held to maturity                                            13,295            2,833
Loans, net of allowance for loan losses of $1,741 and $1,562          153,158          120,740
Premises and equipment, net                                             5,261            4,452
Federal Home Loan Bank stock                                            1,108              550
Bank-owned life insurance                                               1,371            1,315
Deferred tax asset                                                        479              528
Other assets                                                              781              620
                                                                    ---------          -------

                Total assets                                        $ 188,636          149,073
                                                                    =========          =======

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Noninterest-bearing demand deposits                               24,075           15,407
     Savings, NOW and money-market deposits                            50,282           36,473
     Time deposits                                                     78,075           71,630
                                                                    ---------          -------

                Total deposits                                        152,432          123,510

     Federal Home Loan Bank advances                                   18,000           11,000
     Other borrowings                                                     580            1,983
     Other liabilities                                                    623              969
                                                                    ---------          -------

                Total liabilities                                     171,635          137,462
                                                                    ---------          -------

Commitments and contingencies (Notes 4, 5, 9 and 17)

Stockholders' equity:
     Preferred stock, $.01 par value, 1,000,000 shares authorized,
        no shares issued or outstanding                                     -                -
     Common stock, $5 par value, 5,000,000 shares authorized,
        1,303,233 and 1,033,225 shares issued and outstanding           6,516            5,166
     Additional paid-in capital                                         8,335            6,090
     Retained earnings                                                  2,214              407
     Accumulated other comprehensive loss                                 (64)             (52)
                                                                    ---------          -------

                Total stockholders' equity                             17,001           11,611
                                                                    ---------          -------

                Total liabilities and stockholders' equity          $ 188,636          149,073
                                                                    =========          =======

See accompanying Notes to Consolidated Financial Statements.

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                                                                           YEAR ENDED DECEMBER 31,
                                                                          ------------------------
                                                                           2004              2003
                                                                          ------             -----
Interest income:
     Loans                                                                $8,567             6,656
     Securities                                                              797               375
     Other                                                                   107                58
                                                                          ------             -----

                Total interest income                                      9,471             7,089
                                                                          ------             -----

Interest expense:
     Deposits                                                              2,278             2,088
     Borrowings                                                              380               192
                                                                          ------             -----

                Total interest expense                                     2,658             2,280
                                                                          ------             -----

                Net interest income                                        6,813             4,809

Provision for loan losses                                                    202               441
                                                                          ------             -----

                Net interest income after provision for loan losses        6,611             4,368
                                                                          ------             -----

Noninterest income:
     Service charges on deposit accounts                                     410               535
     Gain on sale of securities available for sale                            27                20
     Net earnings on bank-owned life insurance                                59                 -
     Other                                                                   408               248
                                                                          ------             -----

                Total noninterest income                                     904               803
                                                                          ------             -----

Noninterest expense:
     Salaries and employee benefits                                        2,667             2,121
     Occupancy                                                               581               594
     Marketing and business development                                      229               234
     Data processing                                                         386               314
     Printing and office supplies                                            182               179
     Other                                                                   667               519
                                                                          ------             -----

                Total noninterest expense                                  4,712             3,961
                                                                          ------             -----

Earnings before income taxes                                               2,803             1,210

                Income taxes                                                 996               416
                                                                          ------             -----

Net earnings                                                              $1,807               794
                                                                          ======             =====

Earnings per share:
     Basic                                                                $ 1.43               .90
                                                                          ======             =====

     Diluted                                                              $ 1.40               .87
                                                                          ======             =====

See accompanying Notes to Consolidated Financial Statements.

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                                ($ IN THOUSANDS)

                                                                                                        ACCUMULATED
                                                                                                           OTHER
                                                      COMMON STOCK                          RETAINED      COMPRE-
                                                -----------------------      ADDITIONAL     EARNINGS      HENSIVE        TOTAL
                                                  NUMBER OF                   PAID-IN     (ACCUMULATED    INCOME      STOCKHOLDERS'
                                                   SHARES       AMOUNT        CAPITAL        DEFICIT)      (LOSS)        EQUITY
                                                ------------  ---------      ----------   ------------  -----------   -------------
Balance at December 31, 2002                       879,730    $   4,399        4,787         (387)          109          8,908
Comprehensive income:

  Net earnings                                           -            -            -          794             -            794

  Net change in unrealized gain on
     securities available for sale, net
     of tax benefit of $96                               -            -            -            -          (161)          (161)
                                                                                                                        ------

  Comprehensive income                                                                                                     633
                                                                                                                        ------
Proceeds from sale of common stock,
  net of offering costs of $2                      153,495          767        1,303            -             -          2,070
                                                 ---------    ---------        -----        -----          ----         ------

Balance at December 31, 2003                     1,033,225        5,166        6,090          407           (52)        11,611
                                                                                                                        ------
Comprehensive income:

  Net earnings                                           -            -            -        1,807             -          1,807

  Net change in unrealized loss on
     securities available for sale, net
     of tax benefit of $9                                -            -            -            -           (12)           (12)
                                                                                                                        ------

  Comprehensive income                                                                                                   1,795
                                                                                                                        ------
Proceeds from exercise of stock options              1,800            9           11            -             -             20

Proceeds from sale of common stock,
  net of offering costs of $45                     268,208        1,341        2,234            -             -          3,575
                                                 ---------    ---------        -----        -----          ----         ------

Balance at December 31, 2004                     1,303,233    $   6,516        8,335        2,214           (64)        17,001
                                                 =========    =========        =====        =====          ====         ======

See accompanying Notes to Consolidated Financial Statements.

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                YEAR ENDED DECEMBER 31,
                                                                                -----------------------
                                                                                   2004         2003
                                                                                ----------   ----------
Cash flows from operating activities:
  Net earnings                                                                  $    1,807          794
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
     Depreciation and amortization                                                     353          364
     Provision for loan losses                                                         202          441
     Deferred income tax provision (benefit)                                            58         (151)
     Net amortization of premiums and discounts on securities                           60          148
     Loss on disposal of assets                                                          -           52
     Gain on sale of securities available for sale                                     (27)         (20)
     Purchase of bank owned life insurance                                               -       (1,315)
     Net earnings on bank-owned life insurance                                         (56)           -
     Net increase in other assets                                                     (161)        (104)
     Net (decrease) increase in other liabilities                                     (346)         349
                                                                                ----------   ----------

       Net cash provided by operating activities                                     1,890          558
                                                                                ----------   ----------

Cash flows from investing activities:
  Purchase of securities                                                           (11,731)     (12,494)
  Maturities, calls, and principal repayments of securities                          3,256        7,101
  Proceeds from sale of securities available for sale                                  645        3,697
  Net increase in loans                                                            (32,620)     (37,919)
  Purchase of premises and equipment, net                                           (1,162)      (1,292)
  Purchase of Federal Home Loan Bank stock                                            (558)        (367)
                                                                                ----------   ----------

       Net cash used in investing activities                                       (42,170)     (41,274)
                                                                                ----------   ----------

Cash flows from financing activities:
  Net increase in deposits                                                          28,922       29,739
  Net increase in Federal Home Loan Bank advances and other borrowings               5,597        8,592
  Net proceeds from sale of common stock                                             3,595        2,070
                                                                                ----------   ----------

       Net cash provided by financing activities                                    38,114       40,401
                                                                                ----------   ----------

Net decrease in cash and cash equivalents                                           (2,166)        (315)

Cash and cash equivalents at beginning of year                                       7,203        7,518
                                                                                ----------   ----------
Cash and cash equivalents at end of year                                        $    5,037        7,203
                                                                                ==========   ==========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                    $    2,620        2,308
                                                                                ==========   ==========

    Income taxes                                                                $    1,306          188
                                                                                ==========   ==========

  Noncash transaction-
    Accumulated other comprehensive income (loss), net change
      in unrealized gain (loss) on securities available for
      sale, net of tax benefit of $9 and $96                                    $      (12)        (161)
                                                                                ==========   ==========

            See accompanying Notes Consolidated Financial Statement.

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             DECEMBER 31, 2004 AND 2003 AND FOR THE YEARS THEN ENDED

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   ORGANIZATION. Florida Choice Bankshares, Inc. (the "Holding Company") owns
      100% of the outstanding common stock of Florida Choice Bank (the "Bank"). The Bank owns 100% of the outstanding common stock of Florida Choice Holdings, Inc. ("Holdings") and Florida Choice Title, Inc. (the "Title Company"). The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). The Bank offers a variety of financial services to individual and corporate customers through its three banking offices located in Orange and Lake Counties, Florida. During January 2005, the Bank opened its third banking office in Longwood, Orange County, Florida. Holdings owns a parcel of land for a possible future branch site and the Title Company is currently inactive.

   REORGANIZATION AND MERGER. On December 7, 2004, the Bank's stockholders approved a Plan of Merger and Merger Agreement under which the Bank would become a wholly-owned subsidiary of the Holding Company. The closing of the transaction followed receipt of approval from the banking regulatory agencies. On January 1, 2005, the Bank's stockholders exchanged their common stock for common stock of the Holding Company in a share exchange transaction. As a result, the 1,303,233 previously issued $5 par value common stock of the Bank were exchanged for 1,303,233 shares of the $5 par value common stock of the Holding Company. The Holding Company's merger with the Bank is accounted for as a reorganization of entities under common control at historical cost and the financial data for the periods presented include the results of the Holding Company and the Bank.

   BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank, Holdings and the Title Company (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these polices and practices:

   USEOF ESTIMATES. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

   CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-earning deposits and federal funds sold, all of which mature within ninety days.

      The Company is required to maintain cash reserves in the form of vault cash or in a noninterest-earning account with the Federal Reserve Bank or in noninterest-earning accounts with other qualified banks based on the balances of its transaction deposit accounts. These reserve balances at December 31, 2004 and 2003 were approximately $628,000 and $254,000, respectively.

   SECURITIES. Securities that are held principally for resale in the near term are considered trading securities and recorded at fair value with changes in fair value recorded in earnings. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held to maturity" and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in other comprehensive income (loss). Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method.

            Purchase premiums and discounts are recognized in interest-income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

   LOANS. Loans management has the intent and the Company has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

      Loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

      The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

      All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

   ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

   ALLOWANCE FOR LOAN LOSSES, CONTINUED. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.

      A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate, construction and land development loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures.

   FORECLOSED ASSETS. Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of fair value or the loan balance at the date of foreclosure or repossession, establishing a new cost basis. Subsequently, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.

   PREMISES AND EQUIPMENT. Land is carried at cost. Building, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally using the straight-line method over the shorter of the lease term or the estimated useful life of each type of asset.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

   TRANSFER OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

   INCOME TAXES. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

   EARNINGS PER SHARE. Basic earnings per share has been computed on the basis of the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share were computed based on the weighted average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. Earnings per common share have been computed based on the following:

                  YEAR ENDED DECEMBER 31,                                 2003         2004
------------------------------------------------------------            ---------    -------
   Weighted-average number of common shares outstanding used
       to calculate basic earnings per common share                     1,266,572    886,550

   Effect of dilutive stock options                                        22,134     31,484
                                                                        ---------    -------

   Weighted-average number of common shares outstanding used
       to calculate diluted earnings per common share                   1,288,706    918,034
                                                                        =========    =======

   STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
      ("SFAS") No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, (collectively, "SFAS No. 123") encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in APB No. 25 and, as a result, has provided proforma disclosures of net earnings and other disclosures, as if the fair value based method of accounting had been applied.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

   STOCK COMPENSATION PLANS, CONTINUED. In order to calculate the fair value of the options granted, it was assumed that the average risk-free interest rate was 4.88% for grants in 2004, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. The weighted-average grant date fair value of stock options issued during 2004 was $5.02 per option. For purposes of pro forma disclosures, the estimated fair value is included in expense in the period vesting occurs. The following table illustrates the effect on net earnings as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts):

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                         2004          2003
                                                        -------        ----
Net earnings, as reported                               $ 1,807         794

Deduct: Total stock-based employee compensation
   determined under the fair value based method for
   all awards, net of related tax benefit                  (153)        (85)
                                                        -------        ----

Proforma net earnings                                   $ 1,654         709
                                                        =======        ====
Basic earnings per share:
   As reported                                          $  1.43         .90
                                                        =======        ====

   Proforma                                             $  1.31         .80
                                                        =======        ====
Diluted earnings per share:
   As reported                                          $  1.40         .87
                                                        =======        ====

   Proforma                                             $  1.28         .77
                                                        =======        ====

   OFF-BALANCE SHEET CREDIT RELATED INSTRUMENTS. The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These off-balance sheet commitments are not reflected in the consolidated financial statements until they are funded. These financial instruments are standby letters of credit and commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

   FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

            CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair values.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

   FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED. SECURITIES. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

            FEDERAL HOME LOAN BANK ("FHLB") STOCK. The fair value of FHLB stock is based on its redemption value.

            LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

            DEPOSITS. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

            FHLB ADVANCES. Fair values are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowings.

            OTHER BORROWINGS. The carrying value of other borrowings approximate fair value.

            OFF-BALANCE SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

   COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items along with net earnings, are components of comprehensive income.

      The components of other comprehensive income and related tax effects are as follows (in thousands):

                                                                                YEAR ENDED DECEMBER 31,
                                                                                -----------------------
                                                                                 2004              2003
                                                                                ------             -----
Unrealized holding gain (loss) on securities available for sale                 $    6             (237)
Reclassification adjustment for gains realized in earnings                         (27)             (20)
                                                                                ------             ----

Net change in unrealized loss on securities available for sale                     (21)            (257)

Tax effect                                                                          (9)             (96)
                                                                                ------             ----

Net-of-tax amount                                                               $  (12)            (161)
                                                                                ======             ====

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

   RECENT PRONOUNCEMENTS. In December 2004, the Financial Accounting Standards
      Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment." This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, which includes stock options and warrants, based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Public entities will adopt this Statement using a modified version of prospective application. Under this application, this Statement will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date and to awards not yet vested that exist as of the effective date. This Statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Management has not yet determined what effect this Statement will have on the Company's 2006 consolidated financial statements.

      In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29." This Statement addresses the measurement of exchanges of nonmonetary assets and is effective for fiscal periods beginning after June 15, 2005. Management believes the overall effect of this Statement will be immaterial to the Company's consolidated financial statements.

      In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3, "Accounting for Certain Loans and Debt Securities Acquired in a Transfer" (SOP 03-3). SOP 03-3 addresses accounting for differences between contractual cash flows expected to be collected and an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 also prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of SOP 03-3. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company does not anticipate that the adoption of SOP 03-3 will have a material impact on its financial condition or results of operations.

      In March 2004, the Emerging Issues Task Force reached a consensus on Issue 03-1, "Meaning of Other Than Temporary Impairment" (Issue 03-1). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and cost method investments, and required certain additional financial statement disclosures. The implementation of the "Other-Than-Temporary Impairment" component of this consensus has been postponed. Management cannot determine the effect of the adoption of this guidance on the Company's financial condition or results of operations.

   RECLASSIFICATIONS. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

(2) SECURITIES

   Thecarrying amounts of securities and their approximate fair values were as follows (in thousands):

                                             GROSS       GROSS     APPROXIMATE
                                AMORTIZED  UNREALIZED  UNREALIZED     FAIR
                                   COST      GAINS       LOSSES       VALUE
                                ---------  ----------  ----------  -----------
AVAILABLE FOR SALE:
AT DECEMBER 31, 2004:
  Municipal bonds               $     498      3            -           501
  Mortgage-backed securities        7,750     37         (142)        7,645
                                ---------     --         ----        ------

                                $   8,248     40         (142)        8,146
                                =========     ==         ====        ======

AT DECEMBER 31, 2003:
  Municipal bonds                   1,116     22            -         1,138
  Mortgage-backed securities        9,798     57         (161)        9,694
                                ---------     --         ----        ------

                                $  10,914     79         (161)       10,832
                                =========     ==         ====        ======

HELD FOR MATURITY:
AT DECEMBER 31, 2004:
  Municipal bonds                   6,153     14         (156)        6,011
  Mortgage-backed securities        7,142      1          (82)        7,061
                                ---------     --         ----        ------

                                $  13,295     15         (238)       13,072
                                =========     ==         ====        ======

AT DECEMBER 31, 2003-
  Mortgage-backed securities    $   2,833     10           (8)        2,835
                                =========     ==         ====        ======

The following summaries sales of securities available for sale (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                   -----------------------
                                                    2004             2003
                                                   ------            -----
Proceeds from sales                                $  645            3,697
                                                   ======            =====

Gross gains                                        $   27               20
                                                   ======            =====

                                                                   (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

   The scheduled maturities of securities at December 31, 2004 were as follows (in thousands):

                                AVAILABLE FOR SALE      HELD FOR MATURITY
                              ----------------------  ----------------------
                                         APPROXIMATE             APPROXIMATE
                              AMORTIZED     FAIR      AMORTIZED     FAIR
                                COST        VALUE       COST        VALUE
                              ---------  -----------  ---------  -----------
Due from five to ten years    $       -         -         663         667
Due greater than ten years          498       501       5,490       5,344
Mortgage-backed securities        7,750     7,645       7,142       7,061
                              ---------     -----      ------      ------

    Total                     $   8,248     8,146      13,295      13,072
                              =========     =====      ======      ======

   Securities with a carrying value of approximately $6.2 million and $3.6 million at December 31, 2004 and 2003, respectively were pledged to secure other borrowings and for public deposits.

   Information pertaining to securities with gross unrealized losses at December
      31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (in thousands):

                                          LESS THAN TWELVE MONTHS      OVER TWELVE MONTHS
                                          ------------------------     -------------------
                                             GROSS                        GROSS
                                          UNREALIZED        FAIR       UNREALIZED    FAIR
                                            LOSSES          VALUE        LOSSES      VALUE
                                          ----------        ------     ----------    -----
Securities available for sale:
  Municipal bonds                         $        -             -            -          -
  Mortgage-backed securities                      (4)          379         (138)     6,292
                                          ----------        ------         ----      -----
    Total securities available for sale           (4)          379         (138)     6,292
                                          ----------        ------         ----      -----
Securities held to maturity:
  Municipal bonds                               (156)        5,080            -          -
  Mortgage-backed securities                     (78)        5,531           (4)       758
                                          ----------        ------         ----      -----

    Total securities held to maturity           (234)       10,611           (4)       758
                                          ----------        ------         ----      -----

    Total                                 $     (238)       10,990         (142)     7,050
                                          ==========        ======         ====      =====

   At December 31, 2004, the Company has 25 debt securities with unrealized losses. Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity, or for the foreseeable future and therefore no declines are deemed to be other than temporary.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

(3) LOANS

    The components of loans were as follows (in thousands):

                                                                  AT DECEMBER 31,
                                                             ----------------------
                                                               2004           2003
                                                             ---------      -------
Real estate-mortgage                                         $ 130,024      107,750
Commercial                                                      18,981       12,950
Consumer and home equity                                         6,188        1,778
                                                             ---------      -------

      Total loans                                              155,193      122,478

Allowance for loan losses                                       (1,741)      (1,562)
Deferred loan fees, net                                           (294)        (176)
                                                             ---------      -------

      Loans, net                                             $ 153,158      120,740
                                                             =========      =======

The following is a summary of the activity in the allowance for loan losses (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                              2004             2003
                                                            ---------         -----
Allowance, at beginning of year                             $   1,562         1,147
Provision for loan losses                                         202           441
Charge-offs, net of recoveries                                    (23)          (26)
                                                            ---------         -----

Allowance, at end of year                                   $   1,741         1,562
                                                            =========         =====

The Company did not have any nonaccrual loans at December 31, 2004. Nonaccrual loans were $1.2 million at December 31, 2003. There were no accruing loans past ninety days or more or impaired loans at December 31, 2004 or 2003 or during the years then ended.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

(4) PREMISES AND EQUIPMENT

    Premises and equipment were as follows (in thousands):

                                                                  AT DECEMBER 31,
                                                                  ---------------
                                                                   2004     2003
                                                                  -------   -----
Cost:
       Land                                                       $ 2,036   1,324
       Building and improvements                                    2,384   2,354
       Furniture, equipment and computer software                   1,700   1,731
       Construction in process                                        325      32
                                                                  -------   -----

          Total cost                                                6,445   5,441

Less accumulated depreciation and amortization                     (1,184)   (989)
                                                                  -------   -----

          Premises and equipment, net                             $ 5,261   4,452
                                                                  =======   =====

The Company began leasing certain facilities under operating leases in 2004.
    These leases provide for the payment of real estate taxes and common area maintenance as well as options to renew. Rent expense for 2004 was approximately $10,000. At December 31, 2004, future minimum rental commitments under these noncancelable leases were approximately as follows (in thousands):

YEAR ENDING
DECEMBER 31:                                AMOUNT
------------                                ------
   2005                                     $   85
   2006                                        103
   2007                                        103
   2008                                        103
   2009                                        103
   Thereafter                                    9
                                            ------

                                            $  506
                                            ======

(5) BANK-OWNED LIFE INSURANCE

  During the latter part of 2003, the Company purchased life insurance policies on its senior officer personnel. The purpose of the policies is to defray present and future employee benefit costs through the tax- exempt earnings on the policies. The premiums of the paid-up policies were $1,315,000. Because of the late date of purchase in 2003, there were no earnings on these policies in 2003. During 2004, the Company recorded $56,000 in net earnings on these policies. The Company has also entered into split-dollar agreements with these individuals that would pay their beneficiaries a certain percentage of the death benefits in excess of the cash surrender amounts if these payments were triggered.

      Although not formally linked with the life insurance policies, the Company has salary continuation agreements with these senior officers that requires the Company to pay them certain benefits upon retirement or other circumstances. The Company recognized expenses of approximately $70,000 in 2004 relating to these agreements.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

(6) DEPOSITS

  The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $29.5 million and $15.9 million at December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of time deposits were as follows (in thousands):

YEAR ENDING
DECEMBER 31,                                        AMOUNT
------------                                       --------
    2005                                           $ 67,316
    2006                                              6,165
    2007                                              1,910
    2008                                                917
    2009                                              1,767
                                                   --------

                                                   $ 78,075
                                                   ========

(7) FEDERAL HOME LOAN BANK ADVANCES

  The Company has an agreement with the Federal Home Loan Bank of Atlanta to borrow funds under a line of credit. The Company pledges certain loans under a blanket lien agreement and its investment in FHLB stock as collateral for these borrowings. The following summarizes the outstanding advances ($ in thousands):

                            INTEREST RATE                  BALANCE
MATURITY DURING             AT DECEMBER 31,             AT DECEMBER 31,
THE YEAR ENDING           ------------------         -------------------
 DECEMBER 31,              2004         2003          2004         2003
---------------           ------        ----         -------      ------
   2004                        -%       3.40%        $     -       3,000
   2005                     1.72%          -%          1,000           -
   2006                     2.39%          -%          1,000           -
   2006                     2.58%(1)       -%          3,000           -
   2007                     2.93%          -%          1,000           -
   2008                     1.92%       1.92%          3,000       3,000
   2008                     1.88%       1.88%          5,000       5,000
   2008                     3.57%          -%          1,000           -
   2014                     2.91%          -%          3,000(2)        -
                                                     -------      ------

                                                     $18,000      11,000
                                                     =======      ======

(1)   Adjustable rate.

(2) The outstanding amount of these advances are callable at the option of the FHLB, to the extent of $3.0 million in 2005, $5.0 million in 2006 and $3.0 million in 2009.

(8) OTHER BORROWINGS

  The Company enters into repurchase agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Company to pledge securities as collateral for these borrowings. At December 31, 2004, the outstanding balance of such borrowings totaled $580,000 and the Company pledged securities with a carrying value of approximately $6.0 million as collateral for these agreements. At December 31, 2003, the outstanding balance of such borrowings totaled $2.0 million and the Company pledged securities with a carrying value of approximately $3.6 million as collateral for these agreements.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

(9)OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

  Commitments to extend credit, including lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the counterparty.

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company generally holds collateral supporting these commitments.

  A summary of the amounts of the Company's financial instruments, with off-balance sheet risk at December 31, 2004 and 2003 follows (in thousands):

                                                                   CONTRACT AMOUNT
                                                              ------------------------
                                                                2004             2003
                                                              --------          ------
Commitments to originate loans                                $ 15,900           4,600
                                                              ========          ======

Undisbursed portion of outstanding lines of credit            $ 37,683          22,600
                                                              ========          ======

Standby letters of credit                                     $  1,294           1,463
                                                              ========          ======

(10) SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

  The Company grants real estate, commercial and consumer loans to customers primarily in the State of Florida with the majority of such loans in the Orange and Lake County areas. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy of the Orange and Lake County areas. The Company does not have any significant concentrations to any one industry or customer.
                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

(11) INCOME TAXES

   Income taxes (benefit) consisted of the following (in thousands):

                            YEAR ENDED DECEMBER 31,
                            -----------------------
                              2004          2003
                            --------      --------
Current:
    Federal                 $    791           478
    State                        147            89
                            --------      --------

        Total current            938           567
                            --------      --------

Deferred:
    Federal                       50          (129)
    State                          8           (22)
                            --------      --------

        Total deferred            58          (151)
                            --------      --------

        Total               $    996           416
                            ========      ========

   The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                       -----------------------
                                                                  2004                          2003
                                                        -----------------------        -----------------------
                                                         AMOUNT           %             AMOUNT           %
                                                        --------       --------        --------       --------
Income taxes at statutory rate                          $    953          34.00%       $    412          34.00%
Increase (decrease) in income taxes (benefit)
  resulting from:
    State income taxes, net of Federal tax benefit           102           3.64              44           3.66
    Tax-exempt income                                        (72)         (2.57)            (30)         (2.29)
    Other, net                                                13            .46             (10)          (.74)
                                                        --------       --------        --------       --------

Income taxes                                            $    996          35.53%       $    416          34.63%
                                                        ========       ========        ========       ========

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                               AT DECEMBER 31,
                                                          -----------------------
                                                            2004           2003
                                                          --------       --------
Deferred tax assets:
    Allowance for loan losses                             $    590            514
    Unrealized loss on securities available for sale            38             29
    Preopening and organizational costs                          -             16
    Other                                                       26             37
                                                          --------       --------

        Gross deferred tax assets                              654            596
                                                          --------       --------

Deferred tax liabilities:
    Premises and equipment                                     (81)           (68)
    Deferred loan costs                                        (94)             -
                                                          --------       --------

        Gross deferred tax liabilities                        (175)           (68)
                                                          --------       --------

        Net deferred tax asset                            $    479            528
                                                          ========       ========

(12) EMPLOYEE BENEFIT PLANS

   The Company sponsors a 401(k) defined contribution employee benefit plan.
      The plan is available to all employees electing to participate after meeting certain length-of-service requirements. Contribution expenses relating to this plan for the years ended December 31, 2004 and 2003 were approximately $77,000 and $27,000, respectively.

(13) LOANS TO RELATED PARTIES

   During 2004 and 2003, the Company made loans to certain officers and directors, and companies in which they held a 10% or more beneficial ownership. The balance outstanding under these loans was approximately $7.1 million and $8.3 million at December 31, 2004 and 2003, respectively. These loans were made in the normal course of business at prevailing interest rates and terms.

(14)  REGULATORY MATTERS

   The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective actions, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to adjusted total assets (as defined).

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

   As of December 31, 2004, the most recent notification from the regulatory authorities categorized the Bank as well capitalized. An institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table ($ in thousands).

                                                                                                      MINIMUM
                                                                                                    TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                     MINIMUM CAPITAL             PROMPT CORRECTIVE
                                             ACTUAL                    REQUIREMENT                ACTION PROVISIONS
                                     ----------------------       ----------------------       ----------------------
                                      AMOUNT          %            AMOUNT          %            AMOUNT           %
                                     --------      --------       --------      --------       --------      --------
AS OF DECEMBER 31, 2004:

      Total capital to Risk-
       Weighted assets               $ 18,806          11.4%      $ 13,152           8.0%      $ 16,439          10.0%
      Tier I Capital to Risk-
       Weighted Assets                 17,065          10.4          6,576           4.0          9,864           6.0
      Tier I Capital
       to Adjusted Total Assets        17,065           9.2          7,451           4.0          9,314           5.0

AS OF DECEMBER 31, 2003:

      Total capital to Risk-
       Weighted assets                 13,225          10.4         10,142           8.0         12,677          10.0
      Tier I Capital to Risk-
       Weighted Assets                 11,663           9.2          5,071           4.0          7,606           6.0
      Tier I Capital
       to Adjusted Total Assets        11,663           8.3          5,638           4.0          7,048           5.0

   The Holding Company was not subject to the capital requirements above at December 31, 2004, since the Holding Company became effective on January 1, 2005.

(15) DIVIDEND RESTRICTIONS

   The Company is limited in the amount of cash dividends that may be paid by the amount the Bank may pay to the Holding Company. The amount of cash dividends that may be paid is based on the Bank's net earnings of the current year combined with the Bank's retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

(16) STOCK OPTION PLANS

   The Company has two stock option plans (the "Plans"). One is for the benefit of selected key employees under which 107,124 options may be granted and the other is for the benefit of Directors under which 149,910 options may be granted. All options have ten-year terms. At December 31, 2004, there were 41,099 options available for future grants under the Plans. A summary of stock option transactions under the Plans follows ($ in thousands, except per share amounts):

                                      NUMBER        RANGE OF       WEIGHTED-    AGGREGATE
                                        OF           OPTION         AVERAGE      OPTION
                                      OPTIONS         PRICE          PRICE        PRICE
                                    ---------    ---------------  ----------    ---------
Outstanding at December 31, 2002      127,030    $   10.00-12.50  $    10.37    $   1,317
Options exercised                        (600)             10.00       10.00           (6)
Options forfeited                      (1,350)       10.00-12.50       11.76          (16)
Options granted                        16,420        10.00-13.10       10.47          172
                                    ---------                                   ---------
Outstanding at December 31, 2003      141,500        10.00-13.10       10.37        1,467
Options granted                        82,085              13.50       13.50        1,108
Options exercised                      (1,800)       10.00-12.50       11.25          (20)
Options forfeited                      (8,250)       10.00-12.50       12.32         (102)
                                    ---------                                   ---------

Outstanding at December 31, 2004      213,535    $   10.00-13.50  $    11.49    $   2,453
                                    =========    ===============  ==========    =========

   The weighted-average contractual lives of the outstanding stock options at December 31, 2004 and 2003 were 7.1 years and 7.3 years, respectively. The stock options granted to Directors are exercisable immediately at the date of grant and those granted to employees vest over five years. At December 31, 2004, the Company's outstanding stock options are exercisable as follows:

                               NUMBER       WEIGHTED-AVERAGE
YEAR ENDING DECEMBER 31,     OF OPTIONS      EXERCISE PRICE
-------------------------    ----------     ----------------
    Currently exercisable       174,710     $          11.08
    2005                          8,725                13.24
    2006                          8,725                13.24
    2007                          8,705                13.24
    2008                          6,385                13.50
    2009                          6,285                13.50
                             ----------     ----------------

                                213,535     $          11.49
                             ==========     ================

                                                                     (continued)

                FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES

(17) LEGAL CONTINGENCIES

   Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company's consolidated financial statements.

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                             AT DECEMBER 31,
                                            -------------------------------------------------
                                                       2004                       2003
                                            ------------------------      -------------------
                                              CARRYING        FAIR        CARRYING     FAIR
                                               AMOUNT         VALUE        AMOUNT      VALUE
                                            -----------      -------      --------    -------
Financial assets:
     Cash and cash equivalents              $     5,037        5,037         7,203      7,203
     Securities available for sale                8,146        8,146        10,832     10,832
     Securities held to maturity                 13,295       13,072         2,833      2,834
     Loans, net                                 153,158      152,830       120,740    124,489
     FHLB stock   1,108                           1,108          550           550

Financial liabilities:
     Deposits                                   152,432      153,281       123,510    123,088
     FHLB advances18,000                         18,309       11,000        11,017
     Other borrowings                               580          580         1,983      1,983

Off-balance sheet financial instruments               -            -             -          -