Form 10KSB, Exhibit 13
period 2005-12-31
FLORIDA CHOICE BANKSHARES, INC.
filed 2006-03-28
CIK 1311482

Exhibit 13.1
Financial Statements of Florida Choice Bankshares, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm
Florida Choice Bankshares, Inc.
Mount Dora, Florida:
     We have audited the accompanying consolidated balance sheets of Florida Choice Bankshares, Inc. and Subsidiaries (the “Company”) at December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
HACKER, JOHNSON & SMITH PA
Orlando, Florida
March 6, 2006

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except per share amounts)

	At December 31,
	2005	2004
Assets

Cash and due from banks	$18,304	2,816
Interest-earning deposits	67	75
Federal funds sold	—	2,146

Cash and cash equivalents	18,371	5,037

Securities available for sale	26,442	8,146
Securities held to maturity	—	13,295
Loans, net of allowance for loan losses of $4,447 and $1,741	339,878	153,158
Premises and equipment, net	9,069	5,261
Federal Home Loan Bank stock	2,447	1,108
Bank-owned life insurance	4,010	1,371
Deferred tax asset	1,408	479
Other assets	2,452	781

Total assets	$404,077	188,636

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	56,911	24,075
Savings, NOW and money-market deposits	151,263	50,282
Time deposits	94,183	78,075

Total deposits	302,357	152,432

Federal Home Loan Bank advances	46,000	18,000
Other borrowings	18,116	580
Other liabilities	927	623

Total liabilities	367,400	171,635

Commitments and contingencies (Notes 4, 9 and 17)

Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $5 par value, 5,000,000 shares authorized, 2,565,615 and 1,303,233 shares issued and outstanding	12,828	6,516
Additional paid-in capital	22,165	8,335
Retained earnings	2,119	2,214
Accumulated other comprehensive loss	(435)	(64)

Total stockholders’ equity	36,677	17,001

Total liabilities and stockholders’ equity	$404,077	188,636

See accompanying Notes to Consolidated Financial Statements.

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (In thousands)

	Year Ended December 31,
	2005	2004
Interest income:
Loans	$17,324	8,567
Securities	1,024	797
Other	194	107

Total interest income	18,542	9,471

Interest expense:
Deposits	4,999	2,278
Borrowings	1,010	380

Total interest expense	6,009	2,658

Net interest income	12,533	6,813

Provision for loan losses	2,740	202

Net interest income after provision for loan losses	9,793	6,611

Noninterest income:
Service charges on deposit accounts	656	410
Gain on sale of securities available for sale	—	27
Net earnings on bank-owned life insurance	139	59
Other	339	408

Total noninterest income	1,134	904

Noninterest expense:
Salaries and employee benefits	7,975	2,667
Occupancy and equipment	982	581
Marketing and business development	519	229
Data processing	518	386
Professional fees	406	247
Printing and office supplies	280	182
Other	707	420

Total noninterest expense	11,387	4,712

(Loss) earnings before income taxes (benefit)	(460)	2,803

Income taxes (benefit)	(365)	996

Net (loss) earnings	$(95)	1,807

(Loss) earnings per share:
Basic	$(.04)	1.43

Diluted	$(.04)	1.40

See accompanying Notes to Consolidated Financial Statements.

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2005 and 2004
($ in thousands)

					Accumulated
					Other
	Common Stock		Additional		Compre-	Total
	Number of		Paid-In	Retained	hensive	Stockholders’
	Shares	Amount	Capital	Earnings	Loss	Equity
Balance at December 31, 2003	1,033,225	$5,166	6,090	407	(52)	11,611

Comprehensive income:

Net earnings	—	—	—	1,807	—	1,807

Net change in unrealized loss on securities available for sale, net of tax benefit of $9	—	—	—	—	(12)	(12)

Comprehensive income						1,795

Proceeds from exercise of stock options	1,800	9	11	—	—	20

Proceeds from sale of common stock, net of offering costs of $45	268,208	1,341	2,234	—	—	3,575

Balance at December 31, 2004	1,303,233	6,516	8,335	2,214	(64)	17,001

Comprehensive income (loss):

Net loss	—	—	—	(95)	—	(95)

Net change in unrealized loss on securities available for sale, net of tax benefit of $224	—	—	—	—	(371)	(371)

Comprehensive income (loss)						(466)

Proceeds from sale of common stock, net of offering costs of $56	1,262,382	6,312	13,830	—	—	20,142

Balance at December 31, 2005	2,565,615	$12,828	22,165	2,119	(435)	36,677

See accompanying Notes to Consolidated Financial Statements.

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net (loss) earnings	$(95)	1,807
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	536	353
Provision for loan losses	2,740	202
Deferred income tax provision (benefit)	(705)	58
Net amortization of premiums and discounts on securities	20	60
Gain on sale of securities available for sale	—	(27)
Net earnings on bank-owned life insurance	(139)	(56)
Net increase in other assets	(1,671)	(161)
Net increase (decrease) increase in other liabilities	304	(346)

Net cash provided by operating activities	990	1,890

Cash flows from investing activities:
Purchase of securities	(8,484)	(11,731)
Maturities, calls, and principal repayments of securities	2,868	3,256
Proceeds from sale of securities available for sale	—	645
Net increase in loans	(189,460)	(32,620)
Purchase of premises and equipment, net	(4,344)	(1,162)
Purchase of Federal Home Loan Bank stock	(1,339)	(558)
Purchase of bank owned life insurance	(2,500)	—

Net cash used in investing activities	(203,259)	(42,170)

Cash flows from financing activities:
Net increase in deposits	149,925	28,922
Net increase in Federal Home Loan Bank advances and other borrowings	45,536	5,597
Net proceeds from sale of common stock	20,142	3,595

Net cash provided by financing activities	215,603	38,114

Net increase in cash and cash equivalents	13,334	(2,166)

Cash and cash equivalents at beginning of year	5,037	7,203

Cash and cash equivalents at end of year	$18,371	5,037

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$5,855	2,620

Income taxes	$1,054	1,306

Noncash transactions:
Accumulated other comprehensive income (loss), net change in unrealized gain (loss) on securities available for sale, net of tax benefit of $224 and $9	$(371)	(12)

Reclassify securities held to maturity to securities available for sale	$17,071	—

See accompanying Notes to Consolidated Financial Statements.

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2005 and 2004 and for the Years then Ended
(1) General and Summary of Significant Accounting Policies
Organization. Florida Choice Bankshares, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of Florida Choice Bank (the “Bank”). The Bank owns 100% of the outstanding common stock of Florida Choice Holdings, Inc. (“Holdings”) and Florida Choice Title, Inc. (the “Title Company”). The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is a full service commercial bank, providing a variety of business and consumer financial services in its target marketplace, which is comprised primarily of Lake, Marion, Seminole and Orange Counties in Florida. The Bank is headquartered in Mt. Dora, Florida and also operates five branch offices in Clermont, Leesburg, Ocala, Orlando and Longwood, Florida. Holdings owns a parcel of land for a possible future branch site and the Title Company is currently inactive.
Reorganization and Merger. On December 7, 2004, the Bank’s stockholders approved a Plan of Merger and Merger Agreement under which the Bank would become a wholly-owned subsidiary of the Holding Company. The closing of the transaction followed receipt of approval from the banking regulatory agencies. On January 1, 2005, the Bank’s stockholders exchanged their common stock for common stock of the Holding Company in a share exchange transaction. As a result, the 1,303,233 previously issued $5 par value common stock of the Bank were exchanged for 1,303,233 shares of the $5 par value common stock of the Holding Company. The Holding Company’s merger with the Bank is accounted for as a reorganization of entities under common control at historical cost and the financial data for the periods presented include the results of the Holding Company and the Bank.
Acquisition Agreement. On October 27, 2005, the Holding Company entered into a merger agreement for the Holding Company to be acquired by Alabama National BanCorporation, a bank holding company with ten subsidiary banks, operating in Alabama, Florida and Georgia. Completion of the transaction is subject to approval by the stockholders of the Holding Company and various regulatory agencies.
Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank, Holdings and the Title Company (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these polices and practices:
Use of Estimates. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(1) Summary of Significant Accounting Policies, Continued
Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-earning deposits and federal funds sold, all of which mature within ninety days.
The Company is required to maintain cash reserves in the form of vault cash or in a noninterest-earning account with the Federal Reserve Bank or in noninterest-earning accounts with other qualified banks based on the balances of its transaction deposit accounts. These reserve balances at December 31, 2005 and 2004 were approximately $5,308,000 and $628,000, respectively.
Securities. Securities that are held principally for resale in the near term are considered trading securities and recorded at fair value with changes in fair value recorded in earnings. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held to maturity” and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in other comprehensive income (loss). Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Purchase premiums and discounts are recognized in interest-income using the interest method over the terms of the securities.
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
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(1) Summary of Significant Accounting Policies, Continued
Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience and peer group comparisons, adjusted for qualitative factors.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer, home equity and residential real estate loans for impairment disclosures.
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
Premises and Equipment. Land is carried at cost. Buildings and improvements, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally using the straight-line method over the shorter of the lease term or the estimated useful life of each type of asset.
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(1) Summary of Significant Accounting Policies, Continued
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
(Loss) Earnings Per Share. Basic (loss) earnings per share has been computed on the basis of the weighted-average number of shares of common stock outstanding during the year. Diluted (loss) earnings per share were computed based on the weighted average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. (Loss) earnings per common share have been computed based on the following:

	Year Ended December 31,
	2005	2004
Weighted-average number of common shares outstanding used to calculate basic earnings per common share	2,190,844	1,266,572

Effect of dilutive stock options	31,622	22,134

Weighted-average number of common shares outstanding used to calculate diluted earnings per common share	2,190,844	1,288,706

Diluted earnings per share are not affected by the stock options for 2005 due to the net loss for the year.
Stock Compensation Plans. Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, (collectively, “SFAS No. 123”) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in APB No. 25 and, as a result, has provided proforma disclosures of net earnings and other disclosures, as if the fair value based method of accounting had been applied.
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(1) Summary of Significant Accounting Policies, Continued
Stock Compensation Plans, Continued. For purposes of pro forma disclosures, the estimated fair value is included in expense in the period vesting occurs. The following table illustrates the effect on net (loss) earnings as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts):

	Year Ended December 31,
	2005	2004
Net (loss) earnings, as reported	$(95)	1,807

Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax benefit	(505)	(153)

Proforma net (loss) earnings	$(600)	1,654

Basic (loss) earnings per share:
As reported	$(.04)	1.43

Proforma	$(.27)	1.31

Diluted (loss) earnings per share:
As reported	$(.04)	1.40

Proforma	$(.27)	1.28

Assumptions for grants made during the period:
Weighted-average risk free rate of return	4.63%	4.88%

Annualized dividend yield	—%	—

Expected life of options	6.5 years	10 years

Expected stock price volatility	23.6%	—

Average grant-date fair value per option of options issued during the period	$5.70	5.02

Off–Balance-Sheet Credit Related Instruments. The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These off-balance-sheet commitments are not reflected in the consolidated financial statements until they are funded. These financial instruments are standby letters of credit and commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(1) Summary of Significant Accounting Policies, Continued
Fair Values of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:
     Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.
     Securities. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
     Federal Home Loan Bank (“FHLB”) Stock. The fair value of FHLB stock is based on its redemption value.
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
     FHLB Advances. Fair values are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowings.
     Other Borrowings. The carrying value of other borrowings approximate fair value.
     Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.
Comprehensive Income (Loss). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net (loss) earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items along with net (loss) earnings, are components of comprehensive income (loss).
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(1) Summary of Significant Accounting Policies, Continued
Comprehensive Income (Loss), Continued. The components of other comprehensive income (loss) and related tax effects are as follows (in thousands):

	Year Ended December 31,
	2005	2004
Unrealized holding gain (loss) on securities available for sale	$(595)	6
Reclassification adjustment for gains realized in earnings	—	(27)

Net change in unrealized loss on securities available for sale	(595)	(21)

Tax effect	(224)	(9)

Net-of-tax amount	$(371)	(12)

Recent Accounting Pronouncements. In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. This SOP requires acquired impaired loans for which it is probable that the investor will be unable to collect all contractually required payments receivable to be recorded at the present value of amounts expected to be received. The SOP also prohibits carrying over or creation of valuation allowances in the initial accounting for these loans. The SOP was effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP did not impact the Company’s financial position or results of operations.
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised), Share-Based Payment (“SFAS No. 123(R)”). This Statement replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123(R) clarifies and expands SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, accounting for non-substantive vesting provisions, and attributing compensation cost to reporting periods. Under the provisions of SFAS No. 123(R), the alternative to use APB No. 25’s intrinsic value method of accounting that was provided in SFAS No. 123, as originally issued, is eliminated. Effective January 1, 2006, the Company will begin expensing the fair value of unvested stock options and any future grants of stock options. Based on the amount of unvested stock options as of December 31, 2005, the Company will record compensation expense of approximately $272,000 and $159,000 in 2006 and 2007, respectively.
In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statements An Amendment of APB Opinion No. 28. SFAS 154 changes the requirements for the accounting and reporting of a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.
Reclassifications. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(2) Securities
The carrying amounts of securities and their approximate fair values were as follows (in thousands):

		Gross	Gross	Approximate
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for Sale:
At December 31, 2005:
Municipal bonds	$10,978	15	(213)	10,780
Mortgage-backed securities	16,161	12	(511)	15,662

	$27,139	27	(724)	26,442

At December 31, 2004:
Municipal bonds	498	3	—	501
Mortgage-backed securities	7,750	37	(142)	7,645

	$8,248	40	(142)	8,146

Held for Maturity:
At December 31, 2004:
Municipal bonds	6,153	14	(156)	6,011
Mortgage-backed securities	7,142	1	(82)	7,061

	$13,295	15	(238)	13,072

On September 30, 2005, the Company reclassified all securities classified as held to maturity to available for sale. The carrying value of these securities on this date was approximately $17,071,000 and the unrealized loss relating to these securities was approximately $374,000. Management decided to reclassify these securities as part of its asset/liability management strategy and for future liquidity as the Company expands its presence in the Central Florida market place.
There were no sales of securities available for sale during the year ended December 31, 2005. The following summarizes sales of securities available for sale for the year ended December 31, 2004 (in thousands):

Proceeds from sales	$645

Gross gains	$27

(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(2) Securities, Continued
The scheduled maturities of securities at December 31, 2005 were as follows (in thousands):

		Approximate
	Amortized	Fair
	Cost	Value
Due from five to ten years	$640	631
Due greater than ten years	10,338	10,149
Mortgage-backed securities	16,161	15,662

Total	$27,139	26,442

Securities with a carrying value of approximately $15.7 million and $6.2 million at December 31, 2005 and 2004, respectively were pledged to secure other borrowings and for public deposits.
Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (in thousands):

	Less Than Twelve Months		Twelve Months or Over
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
Securities available for sale:
Municipal bonds	$79	6,276	134	3,062
Mortgage-backed securities	98	4,892	413	10,551

Total	$177	11,168	547	13,613

At December 31, 2005, the Company has 42 debt securities with unrealized losses. Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity, or for the foreseeable future and therefore no declines are deemed to be other than temporary.
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(3) Loans
The components of loans are as follows (in thousands):

	At December 31,
	2005	2004
Real estate-mortgage	$287,869	130,024
Commercial	47,647	18,981
Consumer and home equity	9,572	6,188

Total loans	345,088	155,193

Allowance for loan losses	(4,447)	(1,741)
Deferred loan fees, net	(763)	(294)

Loans, net	$339,878	153,158

The following is a summary of the activity in the allowance for loan losses (in thousands):

	Year Ended December 31,
	2005	2004
Allowance, at beginning of year	$1,741	1,562
Provision for loan losses	2,740	202
Charge-offs, net of recoveries	(34)	(23)

Allowance, at end of year	$4,447	1,741

The Company did not have any impaired loans, nonaccrual loans or loans past due ninety days or more at December 31, 2005 or 2004. During 2005, the Company had two impaired loans. One was a $1.1 million loan that paid off without any loss and the other was a $46,000 loan that was charged-off during the fourth quarter.
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(4) Premises and Equipment
Premises and equipment were as follows (in thousands):

	At December 31,
	2005	2004
Cost:
Land	$4,296	2,036
Buildings and improvements	2,803	2,384
Furniture, equipment and computer software	2,572	1,700
Construction in process	1,096	325

Total cost	10,767	6,445

Less accumulated depreciation and amortization	(1,698)	(1,184)

Premises and equipment, net	$9,069	5,261

The Company began leasing certain facilities under operating leases in 2004. These leases provide for the payment of real estate taxes and common area maintenance as well as options to renew. Rent expense was approximately $126,000 and $10,000 for the years ended December 31, 2005 and 2004, respectively. At December 31, 2005, future minimum rental commitments under these noncancelable leases are approximately as follows (in thousands):

Year Ending
December 31:	Amount
2006	$147
2007	107
2008	107
2009	107
2010	45

$513

(5) Bank-Owned Life Insurance
The Company has purchased life insurance policies on its senior officer personnel. The Company recorded $139,000 and $59,000 in net earnings on these policies for the years ended December 31, 2005 and 2004, respectively.
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(6) Deposits
The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $56.4 million and $29.5 million at December 31, 2005 and 2004, respectively.
At December 31, 2005, the scheduled maturities of time deposits were as follows (in thousands):

Year Ending
December 31,	Amount
2006	$58,195
2007	31,334
2008	2,170
2009	2,241
2010	243

$94,183

(7) Federal Home Loan Bank Advances
The Company has an agreement with the Federal Home Loan Bank of Atlanta to borrow funds under a line of credit. The Company pledges certain loans under a blanket lien agreement and its investment in FHLB stock as collateral for these borrowings. The following summarizes the outstanding advances ($ in thousands):

Maturity During	Interest Rate				Balance
The Year Ending	At December 31,				At December 31,
December 31,	2005		2004		2005		2004
2005	—%		1.72%		$—		1,000
2006	4.40	%(1)	—%		29,000		—
2006	2.39%		2.39%		1,000		1,000
2006	4.58	%(2)	2.58	%(2)	3,000		3,000
2007	2.93%		2.93%		1,000		1,000
2008	—%		1.92%		—		3,000
2008	1.88%		1.88%		5,000	(3)	5,000
2008	3.57%		3.57%		1,000		1,000
2010	4.02	%(2)	—%		3,000	(3)	—
2014	2.91%		2.91%		3,000	(3)	3,000

					$46,000		18,000

(1)	Daily advance.
(2)	Adjustable rate.

(3)	The outstanding amount of these advances are callable at the option of the FHLB, to the extent of $8.0 million in 2006 and $3.0 million in 2009.
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(8) Other Borrowings
The Company enters into repurchase agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Company to pledge securities as collateral for these borrowings. At December 31, 2005, the outstanding balance of such borrowings totaled $12.2 million and the Company pledged securities with a carrying value of approximately $15.5 million as collateral for these agreements. At December 31, 2004, the outstanding balance of such borrowings totaled $580,000 and the Company pledged securities with a carrying value of approximately $6.0 million as collateral for these agreements.
The Company also has federal funds purchased lines of credit of $30.7 million with correspondent banks. The Company had $5,883,000 outstanding at December 31, 2005 at a rate of 4.60%. The Company did not have any borrowings under these lines at December 31, 2004.
(9) Off-Balance-Sheet Financial Instruments
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.
Commitments to extend credit, including lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the counterparty.
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
A summary of the amounts of the Company’s financial instruments, with off-balance-sheet risk at December 31, 2005 and 2004 follows (in thousands):

	Contract Amount
	2005	2004
Commitments to originate loans	$86,551	15,900

Undisbursed portion of outstanding lines of credit	$122,028	37,683

Standby letters of credit	$4,303	1,294

(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(10) Significant Group Concentrations of Credit Risk
The Company grants real estate, commercial and consumer loans to customers primarily in the State of Florida with the majority of such loans in the Orange and Lake County areas. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy of the Orange and Lake County areas. The Company does not have any significant concentrations to any one industry or customer.
(11) Income Taxes
     Income taxes (benefit) consisted of the following (in thousands):

	Year Ended December 31,
	2005	2004
Current:
Federal	$275	791
State	65	147

Total current	340	938

Deferred:
Federal	(601)	50
State	(104)	8

Total deferred	(705)	58

Total	$(365)	996

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

	Year Ended December 31,
	2005		2004
	Amount	%	Amount	%
Income taxes at statutory rate	$(156)	(34.0)%	$953	34.0%
Increase (decrease) in income taxes (benefit) resulting from:
State income taxes, net of Federal tax benefit	(26)	(5.7)	102	3.6
Tax-exempt income	(182)	(39.6)	(72)	(2.6)
Other, net	(1)	—	13	.5

Income taxes	$(365)	(79.3)%	$996	35.5%

(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(11) Income Taxes, Continued
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	At December 31,
	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,621	590
Unrealized loss on securities available for sale	262	38
Preopening and organizational costs	11	—
Other	2	26

Gross deferred tax assets	1,896	654

Deferred tax liabilities:
Premises and equipment	(62)	(81)
Deferred loan costs	(426)	(94)

Gross deferred tax liabilities	(488)	(175)

Net deferred tax asset	$1,408	479

(12) Employee Benefit Plans
The Company sponsors a 401(k) defined contribution employee benefit plan. The plan is available to all employees electing to participate after meeting certain length-of-service requirements. Contribution expenses relating to this plan for the years ended December 31, 2005 and 2004 were approximately $130,000 and $77,000, respectively.
The Company also had salary continuation agreements with certain senior officers that required the Company to pay them certain benefits upon retirement or other circumstances. On December 15, 2005, the Company entered into amendments to the salary continuation agreements with these individuals. These amendments provided that the Company could terminate the agreements by December 31, 2005 and further provided that, in the event of such termination, lump-sum payments equal to the present value of the retirement benefits as of December 31, 2005 would be paid. The Company elected to terminate these agreements in accordance with the amendments, effective as of December 31, 2005, and paid out such lump-sum payments. Accordingly, the Company recorded expense in 2005 for terminating and settling these agreements in an amount totaling approximately $2,554,000.
(13) Loans to Related Parties
During 2005 and 2004, the Company made loans to certain officers and directors, and companies in which they held a 10% or more beneficial ownership. The balance outstanding under these loans was approximately $6.8 million and $7.1 million at December 31, 2005 and 2004, respectively. These loans were made in the normal course of business at prevailing interest rates and terms.
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(14) Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective actions, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to adjusted total assets (as defined).
As of December 31, 2005, the most recent notification from the regulatory authorities categorized the Bank as well capitalized. An institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

					Minimum
					To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	%	Amount	%	Amount		%
As of December 31, 2005:
Total capital to Risk- Weighted assets:
Consolidated	$41,559	11.0%	$30,239	8.0%	$	N/A	N/A
Bank	41,636	11.0	30,246	8.0		37,808	10.0%
Tier I Capital to Risk- Weighted Assets:
Consolidated	37,112	9.8	15,120	4.0		N/A	N/A
Bank	37,189	9.8	15,123	4.0		22,685	6.0
Tier I Capital to Adjusted Total Assets:
Consolidated	37,112	9.9	14,950	4.0		N/A	N/A
Bank	37,189	10.0	14,954	4.0		18,692	5.0

As of December 31, 2004:
Total capital to Risk- Weighted assets	18,806	11.4	13,152	8.0		16,439	10.0
Tier I Capital to Risk- Weighted Assets	17,065	10.4	6,576	4.0		9,864	6.0
Tier I Capital to Adjusted Total Assets	17,065	9.2	7,451	4.0		9,314	5.0
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(14) Regulatory Matters, Continued
The Holding Company was not subject to the capital requirements above at December 31, 2004, since the Holding Company became effective on January 1, 2005.
(15) Dividend Restrictions
The Company is limited in the amount of cash dividends that may be paid by the amount the Bank may pay to the Holding Company. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.
(16) Stock Option Plans
The Company has two stock option plans (the “Plans”). One is for the benefit of selected key employees under which 256,124 options may be granted and the other is for the benefit of Directors under which 240,910 options may be granted. Both plans were amended in 2005 to increase the authorized number of shares to these amounts. All options have ten-year terms. At December 31, 2005, there were 103,849 options available for future grants under the Plans. A summary of stock option transactions under the Plans follows ($ in thousands, except per share amounts):

	Number	Range of	Weighted-	Aggregate
	of	Option	Average	Option
	Options	Price	Price	Price
Outstanding at December 31, 2003	141,500	$10.00-13.10	10.37	1,467
Options granted	82,085	13.50	13.50	1,108
Options exercised	(1,800)	10.00-12.50	11.25	(20)
Options forfeited	(8,250)	10.00-12.50	12.32	(102)

Outstanding at December 31, 2004	213,535	10.00-13.50	11.49	2,453
Options granted	191,000	16.00	16.00	3,056
Options forfeited	(13,750)	13.50-16.00	15.42	(212)

Outstanding at December 31, 2005	390,785	$10.00-16.00	$13.55	$5,297

(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(16) Stock Option Plans, Continued
The weighted-average contractual lives of the outstanding stock options at December 31, 2005 and 2004 were 7.5 years and 7.1 years, respectively. The stock options granted to Directors are exercisable immediately at the date of grant and those granted to employees vest over five years. At December 31, 2005, the Company’s outstanding stock options are exercisable as follows:

	Number	Weighted-Average
Year Ending December 31,	of Options	Exercise Price
Currently exercisable	273,885	$12.78
2006	25,975	15.12
2007	25,955	15.13
2008	23,635	15.38
2009	23,535	15.39
2010	17,800	16.00

	390,785	$13.55

     All options will become exercisable as a result of the merger discussed in Footnote 1.
(17) Legal Contingencies
Various legal claims arise from time to time in the normal course of business. In the opinion of management, none have occurred that will have a material effect on the Company’s consolidated financial statements.
(18) Fair Value of Financial Instruments
The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	At December 31,
	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$18,371	18,371	5,037	5,037
Securities available for sale	26,442	26,442	8,146	8,146
Securities held to maturity	—	—	13,295	13,072
Loans, net	339,878	336,330	153,158	152,830
FHLB stock	2,447	2,447	1,108	1,108

Financial liabilities:
Deposits	302,357	304,098	152,432	153,281
FHLB advances	46,000	48,025	18,000	18,309
Other borrowings	18,116	18,116	580	580

Off-balance sheet financial instruments	142	142	28	28
(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(19) Holding Company Only Financial Information
As discussed in Footnote 1, the Holding Company was formed effective January 1, 2005. The Holding Company’s unconsolidated financial information at and for the year ended December 31, 2005 is as follows (in thousands):
Condensed Balance Sheet

Assets

Investment in subsidiary	$36,754
Other asset	12

Total assets	$36,766

Liabilities and Stockholders’ Equity

Other liabilities	89
Stockholders’ equity	36,677

Total liabilities and stockholders’ equity	$36,766

Condensed Statement of Operations

Operating expenses	$33
Income tax benefit	(12)

Net loss before loss of subsidiaries	(21)

Loss of subsidiaries	(74)

Net loss	$(95)

(continued)

FLORIDA CHOICE BANKSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(19) Holding Company Only Financial Information, Continued
Condensed Statement of Cash Flows

Cash flows from operating activities:
Net loss	$(95)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income tax benefit	(12)
Equity in loss of subsidiaries	74
Increase in other liabilities	89

Net cash provided by operating activities	56

Cash flows from investing activity- Investment in subsidiaries	(20,198)

Cash flows from financing activity- Net proceeds from sale of common stock	20,142

Net increase in cash and cash equivalents	—

Cash and cash equivalents at beginning of the year	—

Cash and cash equivalents at end of year	$—

Noncash transaction- Net change in investment in subsidiaries due to change in accumulated other comprehensive loss, unrealized loss on securities available for sale, net of income tax benefit	$(371)